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                                                                     EXHIBIT 3.1




                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                        SUNSET CAPITAL INVESTMENTS, INC.

         Sunset Capital Investments, Inc., a Maryland corporation (the "Corporation"), with its principal Maryland office at c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies that:

         FIRST: The amendments set forth in these Articles of Amendment and Restatement ("Articles") were advised by the Board of Directors of the Corporation and approved by the stockholders.

         SECOND: The Corporation desires to, and does hereby, amend and restate its Articles of Incorporation as currently in effect and as hereinafter amended.

         THIRD: The amendments set forth in these Articles, among other things, change the name of the Corporation to Sunset Financial Resources, Inc. and increase the total number of authorized shares to 150,000,000, 100,000,000 being common stock and 50,000,000 being preferred.

         FOURTH: The amendments set forth in these Articles increase the authorized stock of the Corporation. Immediately before these amended and restated Articles were adopted, the Corporation had authority to issue 65,000,000 shares of stock of all classes. Of the total authorized stock, 50,000,000 shares of stock were common stock, and 15,000,000 were preferred. Every share of stock, both common and preferred, had a par value of $.001, and the aggregate par value of all the shares of all classes was $65,000.00.

         FIFTH: As amended and restated, the Articles authorize the Corporation to issue 150,000,000 shares of stock of all classes. Of the total authorized stock, 100,000,000 shares of stock are common stock, and 50,000,000 are preferred. Every share of stock, both common and preferred, has a par value of $.001, and the aggregate par value of all the shares of all classes is $150,000.00.

         SIXTH: The amendments set forth is these amended and restated Articles have not changed the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of any shares of stock originally authorized in the original Articles of Incorporation.

         SEVENTH: The following provisions are all the provisions of these Articles currently in effect and as hereinafter amended and restated:




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                                   ARTICLE I

                                      NAME

         The name of the corporation is Sunset Financial Resources, Inc. (hereinafter, the "Corporation").

                                   ARTICLE II

                                    PURPOSES

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the MGCL as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                  ARTICLE III

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland, 21202. The name of the resident agent of the Corporation in the State of Maryland is Michael E. Jones c/o The Corporation Trust, Incorporated, whose address is 300 East Lombard Street, Baltimore, Maryland, 21202.

                                   ARTICLE IV

                                     STOCK

         Section 4.1 Authorized Shares. The Corporation is authorized to issue 150,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), and 50,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"). The Board of Directors may classify and reclassify any unissued shares of stock in accordance with this
Section 5.1, and Sections 5.3 and 5.4 below. The aggregate value of all authorized shares of stock having par value is $150,000. The Board of Directors by resolution may classify or reclassify any unissued shares of the Common Stock or the Preferred Stock by setting or changing in any one or more respects, from time to time, before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

         Section 4.2 Common Stock.

         (a) Dividend Rights. Subject to the preferential dividend rights of the Preferred Stock, if any, as may be determined by the Board of Directors pursuant to Section 5.3, the holders of the shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors.



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         (b) Rights Upon Liquidation. Subject to the preferential rights of the
Preferred Stock, if any, as may be determined by the Board of Directors pursuant to Section 5.3 and the preferential rights of the Capital Stock (as hereinafter defined) that has been transferred to a Trust (as hereinafter defined) for the benefit of a Charitable Beneficiary (as hereinafter defined), if any, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of the Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Common Stock that has been transferred to a trust for the benefit of a Charitable Beneficiary, that portion of the assets of the Corporation available for distribution to the holders of Common Stock or Common Stock that has been transferred to a trust for the benefit of a Charitable Beneficiary that bears the same relation to the total amount of such assets of the Corporation as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Common Stock that has been transferred to a trust for the benefit of a Charitable Beneficiary then outstanding.

         (c) Voting Rights. The holders of the shares of the Common Stock shall be entitled to vote on all matters (for which a common stockholder shall be entitled to vote thereon) at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote at such meeting.

         Section 4.3 Preferred Stock. With respect to the Preferred Stock, the Board of Directors shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Preferred Stock and
(b) to reclassify any unissued shares of any series of Preferred Stock, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary containing a description of the stock as set or changed by the Board of Directors.

         Section 4.4 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the these Articles or the Bylaws of the Corporation (the "Bylaws").

         Section 4.5 Articles of Incorporation and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles and the Bylaws, as they may be amended from time to time.


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                                   ARTICLE V

                                    DIRECTORS

         Section 5.1 General. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

         Section 5.2 Number. The number of directors of the Corporation initially shall be one (1), which number may be increased or decreased by the Board of Directors, but shall never be less than the minimum number required by the MGCL. The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws. Current Directors are listed on an attached Exhibit.

         Section 5.3 Nomination of Director Candidates. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the Bylaws.

         Section 5.4 Committees. The Board of Directors may establish such committees as it deems appropriate, in its discretion.

Section 5.5 Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors.

                                   ARTICLE VI

                             LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article VII, nor the adoption or amendment of any other provision of these Articles or the Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE VII

                     AMENDMENT OF ARTICLES OF INCORPORATION

         The Corporation reserves the right from time to time to make any amendment to these Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any shares of Capital Stock. All rights and powers conferred by these Articles on stockholders, directors and officers are granted subject to this reservation.




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                                  ARTICLE VIII

                               AMENDMENT OF BYLAWS

         The Bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of a majority of the entire Board of Directors or by a vote of the majority of the voting power of the Common Stock.

                                   ARTICLE IX

                                 INDEMNIFICATION

         The Corporation (a) shall indemnify its directors to the fullest extent provided by the general laws of the State of Maryland now or hereafter enforced, including the advance of expenses under the procedures provided by such laws and
(b) may indemnify its officers to the extent it shall deem appropriate and as shall be authorized by the Board of Directors, consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

                                   ARTICLE X

                  INAPPLICABILITY OF CERTAIN MARYLAND STATUTES

         Section 10.1 Business Combination Statute. Notwithstanding any other provision of these Articles or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any "business combination" (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Corporation and any Person (as hereinafter defined).

         Section 10.2 Control Share Acquisition Statute. Notwithstanding any other provision of these Articles or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of securities of the Corporation by any Person.

         Section 10.3 Unsolicited Takeovers. Notwithstanding any other provision of these Articles or any contrary provision of law, Title 3, subtitle 8 of the MGCL, as amended from time to time, or any successor statue thereto, shall not apply to the Corporation.

                                   ARTICLE XI

                RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

         Section 11.1 Definitions. For the purpose of this Article XII, the following terms shall have the following meanings:

         Aggregate Stock Ownership Limit. The term "Aggregate Stock Ownership Limit" shall mean not more than 9.8% of the aggregate value of the outstanding shares of any class or series



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of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

         Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

         Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust as determined pursuant to Section 12.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 12.2.7.

         Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 12.2.7, and subject to adjustment pursuant to Section 12.2.7(d), the percentage limit established by the Board of Directors for such Exempted Holder pursuant to
Section 12.2.7.

         Initial Date. The term "Initial Date" shall mean the Initial Date determined by the Board of Directors.

         Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and




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asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

         NYSE.  The term "NYSE" shall mean the New York Stock Exchange, Inc.

         Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer (as hereinafter defined), any Person who, but for the provisions of Section 12.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

         Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to continue to qualify as a REIT.

         Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including, without limitation, (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary,


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whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

         Trust. The term "Trust" shall mean any trust provided for in Section 12.3.1.

         Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of a Trust.

         Section 11.2 Capital Stock.

         Section 11.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

         (a) Basic Restrictions.

                           (i) (1) No Person, other than an Excepted Holder,
                  shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                           (ii) No Person shall Beneficially Own or
                  Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or being the Constructive Owner of) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                           (iii) Notwithstanding any other provision contained
                  herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

         (b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 12.2.1(a)(i), (ii) or (iii),



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                           (i) then that number of shares of the Capital Stock
                  the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 12.2.1(a)(i), (ii) or (iii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                           (ii) if the transfer to the Trust described in clause
                  (i) of this sentence would not be effective for any reason to prevent the violation of Section 12.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 12.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

         Section 11.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or any other event has taken place that results in a violation of Section 12.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 12.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 12.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, and subject to the first sentence of Section 12.4, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

         Section 11.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 12.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 12.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

         Section 11.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

         (a) every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall




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

provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

         (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

         Section 11.2.5 Remedies Not Limited. Nothing contained in this Section
12.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

         Section 11.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 12.2, Section 12.3 or any definition contained in Section 12.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this
Section 12.2 or Section 12.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 12.2 or 12.3 requires an action by the Board of Directors and these Articles fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2 or 12.3.

         Section 11.2.7 Exceptions.

         (a) Subject to Section 12.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit with respect to one or more classes or series of Capital Stock and may establish or increase an Excepted Holder Limit for such Person if:

                           (i) the Board of Directors obtains such
                  representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 12.2.1(a)(ii) or otherwise adversely affect the Corporation's ability to qualify as a REIT;

                           (ii) such Person does not and represents that it will
                  not actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

                           (iii) such Person agrees that any violation or
                  attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 12.2.1 through 12.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 12.2.1(b) and 12.3.

         (b) Prior to granting any exception pursuant to Section 12.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

         (c) Subject to Section 12.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

     (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to a class or series of Capital Stock shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit.

         Section 11.2.8 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

                  The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Articles of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of any class or series of the Corporation's Capital Stock in excess of 9.8% of the aggregate value of the outstanding shares of any such class or series of Capital Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable);
                  (ii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the

                  Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

         Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

         Section 11.3 Transfer of Capital Stock in Trust.

         Section 11.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 12.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 12.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 12.3.6.

         Section 11.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

         Section 11.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

         Section 11.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 12.2.1(a) or otherwise adversely affect the Corporation's ability to qualify as a REIT. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3.4, such excess shall be paid to the Trustee upon demand.

         Section 11.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 12.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

         Section 11.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable

Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 12.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         Section 11.4 NYSE Transactions. Nothing in this Article XII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Subject to the preceding sentence, the fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article XII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Article XII.

         Section 11.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XII.

         Section 11.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE XII

             ERISA RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

         Section 12.1 Definitions. For the purpose of this Article XIII, the following terms shall have the following meanings:

         Benefit Plan Investor. The term "Benefit Plan Investor" shall mean (i) an employee benefit plan (as defined by Section 3(3) of ERISA (as hereinafter defined)), whether or not it is subject to Title I of ERISA; (ii) a plan as described in Section 4975(e)(1) of the Code; (iii) an entity whose underlying assets include the assets of any plan described in clause (i) or (ii) by reason of the plan's investment in such entity (including but not limited to an insurance company general account); or (iv) an entity that otherwise constitutes a "benefit plan investor" within the meaning of the Plan Asset Regulation (as hereinafter defined).

         ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         Fair Market Value. The term "Fair Market Value" shall mean the fair market value of a Benefit Plan Investor's equity interest in the Corporation as determined in good faith at the sole discretion of the Chief Executive Officer or the Board of Directors of the Corporation.

         Initial Date. The term "Initial Date" shall mean the Initial Date as determined by the Board of Directors.

         Plan Asset Regulation. The term "Plan Asset Regulation" shall mean the plan asset regulation promulgated by the U.S. Department of Labor under ERISA at 29 C.F.R. 2510.3-101.

         Shares-in-Trust. The term "Shares-in-Trust" shall mean shares of Capital Stock automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries as set forth in Article VII of these Articles.

         25% Threshold. The term "25% Threshold" shall mean ownership by Benefit Plan Investors, in the aggregate, of 25 percent or more of the value of any class of equity interest in the Corporation (calculated by excluding the value of any interest held by any person, other than a Benefit Plan Investor, who has discretionary authority or control with respect to the assets of the Corporation or any person who provides investment advice to the Corporation for a fee (direct or indirect) with respect to such assets, or any affiliate of such person).

         Section 12.2 Ownership Limitations. Commencing on the Initial Date and terminating as provided in Section 13.5, no Benefit Plan Investor may directly or indirectly acquire shares of Capital Stock without the Corporation's prior written consent (which consent may be withheld in the Corporation's sole and absolute discretion). Prior to shares of Capital Stock qualifying as a class of "publicly-offered securities" or the availability of another exception to the "look-through" rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), transfers of shares of Capital Stock to Benefit Plan Investors that would increase aggregate Benefit Plan Investor ownership of shares of Capital Stock to a level that would meet or exceed the 25% Threshold will be void ab initio. In addition, in the event that the aggregate number of shares of Capital Stock owned by Benefit Plan Investors, but for the operation of this sentence, would meet or exceed the 25% Threshold, (i) shares of Capital Stock held by Benefit Plan Investors shall be deemed to be Shares-in-Trust, pro rata, to the extent necessary to reduce aggregate Benefit Plan Investor ownership of shares of Capital Stock below the 25% Threshold, (ii) such number of shares of Capital Stock (rounded up, in the case of each holder, to the nearest whole share) shall be transferred automatically and by operation of law to a Trust (as described in Article XII of these Articles) to be held in accordance with this Article XIII and otherwise in accordance with applicable provisions of Article XII of these Articles, provided that any references therein to ownership limitations shall be deemed references to the ownership limitations set forth in this Section 13.2, and (iii) the Benefit Plan Investors previously owning such Shares-in-Trust shall submit such number of shares of Capital Stock for registration in the name of the Trust. Such transfer to a Trust and the designation of shares of Capital Stock as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the event that otherwise would have caused aggregate Benefit Plan Investor ownership of shares of Capital Stock to meet or exceed the 25% Threshold.

         Section 12.3 Transfers to Non-Benefit Plan Investors. During the period prior to the discovery of the existence of the Trust, any transfer of shares of Capital Stock by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, effective at exactly the time of the transfer to the non-Benefit Plan Investor, automatically and without further action by the Corporation or the Benefit Plan Investor, to all Benefit Plan Investors (or the transferee, if applicable), pro rata, in accordance with the Benefit Plan Investors' prior holdings. After the discovery of the existence of the Trust, but prior to the redemption of all discovered Shares-in-Trust and/or the submission of all discovered Shares-in-Trust for registration in the name of the Trust, any transfer of shares of Capital Stock by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, automatically and without further action by the Corporation or the Benefit Plan Investor, to the transferring Benefit Plan Investor (or its transferee, if applicable).

         Section 12.4 Corporation's Right to Redeem Shares-in-Trust. In the event that any shares of Capital Stock are deemed "Shares-in-Trust" pursuant to this Article XIII, the holder shall cease to own any right or interest with respect to such shares and the Corporation will have the right to redeem such Shares-in-Trust for an amount equal to their Fair Market Value, which proceeds shall be payable to the purported owner.

         Section 12.5 Termination. This Article XIII shall cease to apply and all Shares-in-Trust shall cease to be designated as Shares-in-Trust and shall be returned, automatically and by operation of law, to their purported owners, all of which shall occur at such time as shares of Capital Stock qualify as a class of "publicly-offered securities" or if the Corporation determines that another exception to the "look-through" rule under the Plan Asset Regulation applies.



         IN WITNESS WHEREOF, I have signed these Articles of Amendment and Restatement and acknowledge the same to be my act on this 13 day of November, 2003.



                                    By: /s/ JOHN BERT WATSON
                                       --------------------------------------
                                        John Bert Watson
                                        President and Chief Executive Officer

                                          Attest:  /s/ THOMAS G. MANUEL
                                                 -----------------------
                                                 Thomas G. Manuel, Sec'y

Director Names

John Bert Watson
Alan Speck
Thomas Manuel
Hugh H. Jones, Jr.
George Murray
Rodney E. Bennett
Michael L. Heup